Exhibit 99.1

COTT REPORTS FIRST QUARTER 2008 RESULTS

•	Reported loss per share of ($0.29) as compared to $0.07 income per share in the first quarter 2007

•	Gross margin of 10.5% versus 13.4% from the prior year first quarter

•	International business unit delivers 9.9% revenue growth over prior year first quarter

(All information in U.S. dollars)

TORONTO, April 28, 2008 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the first quarter ended March 29, 2008.

FIRST QUARTER 2008 CONSOLIDATED RESULTS

Filled beverage volume on eight-ounce equivalent cases (beverage case volume) was down 5.1% as compared to the prior year. Total eight-ounce equivalent case volume (case volume), including concentrate unit sales, decreased 14.5% to 271.7 million as compared to the first quarter of 2007. The majority of the decline was due to a 39.2% decline in RC International, reflecting previously disclosed higher than normal bottler shipments in the fourth quarter of 2007 ahead of price increases in the first quarter of 2008.

First quarter revenues were $389.7 million, down 2.6% from $400.2 million in the prior year quarter. The decrease was primarily due to case volume decline in North America and RC International, partially offset by price increases implemented during 2007 and International beverage case volume growth.

The first quarter gross margin was 10.5% compared to 13.4% in the prior year first quarter. The decrease was due to higher ingredient and packaging costs, higher bottled water mix and lower volume in North America, partially offset by price increases. However, the gross margin was up 90 basis points in the first quarter of 2008 versus the fourth quarter of 2007. The sequential improvement reflects the benefits of price increases implemented in 2007 that were fully realized in the first quarter of 2008 and allowed the Company to cover commodity cost increases.

Selling, general and administrative expenses were up $15.3 million or 40.6% to $53.0 million from $37.7 million in the prior year. This increase was primarily due to $8.0 million of executive transition costs (non-cash stock compensation was $1.9 million), $2.2 million of additional selling and marketing costs, $2.1 million of increased bad debt expense, $1.3 million of increased amortization expenses related to the change in the estimated life of certain trade names, $1.1 million additional depreciation and impairments associated with vending equipment and $1.3 million of foreign exchange effects.

Operating loss was $12.1 million in the first quarter of 2008 as compared to income of $15.5 million for the comparable prior year period.

The effective tax rate for the quarter was a negative 11.3% in 2008 versus 29.4% in 2007. This is primarily due to losses generated in the U.S. for which no tax benefit can be recognized until the probability of future recovery is improved.

Net loss in the quarter was $20.7 million (or $0.29 per diluted share), compared to net income of $4.8 million (or $0.07 per diluted share) in 2007.

1st Quarter Key Indicators

	2008	2007
Volume (8oz MM)	271.7	317.8
Beverage	183.0	192.9
Concentrate	88.7	124.9
Revenue ($MM)	$389.7	$400.2
Gross Margin	10.5%	13.4%
Net (Loss) Income ($MM)	$(20.7)	$4.8
Reported EPS	$(0.29)	$0.07

“Despite our pricing efforts, earnings did not meet expectations, and the turnaround process in the U.S. is taking longer than expected,” said Interim Cott Chief Executive Officer David T. Gibbons. “The Board of Directors has made some tough but necessary changes that our disappointing results called for; we must improve our execution to accelerate the turnaround of the U.S. business.”

FIRST QUARTER 2008 BUSINESS UNIT HIGHLIGHTS

North American case volume declined 4.5% to 156.9 million cases and revenue declined by 7.1% to $274.6 million, when compared to the first quarter of 2007, as a result of the continued decline in the demand for Cott’s core products in the U.S. North American gross margins were impacted by lower volumes and a higher mix of lower-margin bottled water volume. Absent foreign exchange impact, North American revenue declined 9.1%

The International business unit generated revenue growth of 9.9% to $115.1 million as compared to the prior year, with beverage case volume up 3.5% to 47.4 million units. Absent foreign exchange impact, International revenue grew 8.6% as compared to the prior year. The U.K./Europe total case volume increased 3.7% to 39.6 million cases and revenues increased 13.4% to $92.9 million, which reflects positive volume growth, pricing and a significant shift in mix towards more healthy and premium NAFNAC (No Artificial Flavour and No Artificial Colour) products. In Mexico, higher pricing drove a revenue increase of 8.6% to $16.1 million, although due to softness with modern trade and club customers, overall case volumes were relatively flat at 7.6 million cases as compared to the prior year quarter.

RC International concentrate case volume was down 39.2% to 62.6 million cases and revenue was down 26.6% to $5.8 million, due to increased order volume in the fourth quarter of 2007 in advance of higher pricing in 2008.

“Our international business units delivered high single digit revenue growth, even as we recover from setbacks in the UK last year and volume softness in Mexico this quarter,” commented Gibbons. “Our global retailers and bottling partners rely on us for innovation in their beverage product portfolios. We look forward to introducing new beverages to new consumers in targeted international markets,” he added.

PERFORMANCE AGAINST FOCUS AREAS

Progress against Cott’s focus areas include:

Cott continues to make progress against four key areas of focus: a) low cost provider, b) retailer’s best partner, c) innovation pipeline, and d) international expansion.

The Company is determined to maintain its status as a low-cost provider. Gibbons commented that “During the quarter, Cott made solid progress on the installation of the new water production lines. We expect to begin production by the end of the second quarter.” He also noted that “the Company is pleased with the results of its commodity coverage program in this quarter.”

“We greatly value our relationships with our retailer partners and I am committed to continuing to build on our strong foundation consistent with our goal of being the retailer’s best partner,” said Gibbons. In line with this objective, Cott is developing a lighter weight, proprietary water bottle to support certain customer’s efforts to meet increasing consumer demand in a more environmentally friendly way.

Cott continues to develop its innovation pipeline with specific focus on new products in the faster growing categories of ready-to-drink teas, nutrient-infused water, and energy drinks. At the same time, the Company is building the capabilities that will help increase penetration in convenience stores, gas stations and other channels.

The international expansion of Cott’s business, a segment where the Company is not facing the same challenges as in the U.S., continues to be a source of encouragement as it reports the launch of Vintage Water in Mexico, and the sustained revenue growth in the U.K./Europe unit.

First Quarter Results Conference Call

Cott Corporation will host a conference call today, Monday, April 28, at approximately 10 AM ET to discuss first quarter financial results.

For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:

North America:	(800) 731-7571
International:	(416) 644-3414

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, our customers, or other third parties.

Safe Harbor Statements

This press release contains or refers to forward-looking statements that are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on assumptions that volume and revenue will be consistent with historical trends, and that interest rates will remain constant and debt levels will decline, and, in certain cases, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, the changing nature of the North American business; our ability to successfully implement our cost reduction program, restore plant efficiencies and lower logistics and other costs; our ability to grow our business outside of North America, including new geographic areas; our ability to expand our business to new channels and products; our ability to integrate new management and a new management structure; loss of or reduction in sales to key customers, particularly Wal-Mart, and the commitment of our customers to their own Cott-supplied beverage programs; increases in competitor consolidations and other marketplace competition, particularly among manufacturers of branded beverage products; our ability to identify acquisition and alliance candidates and to integrate into our operations the businesses and product lines that we acquire or become allied with; our ability to secure additional production capacity either through acquisitions, or third party manufacturing arrangements; increase in interest rates; fluctuations in the cost and availability of beverage ingredients and packaging supplies, and our ability to maintain favorable arrangements and relationships with our suppliers; our ability to pass on increased costs to our customers and the impact those increased prices could have on our volumes; unseasonably cold or wet weather, which could reduce demand for our beverages; our ability to protect the intellectual property inherent in new and existing products; failure to remediate material weaknesses in our internal controls; adverse rulings, judgments or settlements in our existing litigation and regulatory reviews, and the possibility that additional litigation or regulatory reviews will be brought against us; product recalls or changes in or increased enforcement of the laws and regulations that affect our business; currency fluctuations that adversely affect the exchange between the U.S. dollar on one hand and the pound sterling, the Canadian dollar, the Mexican peso and other currencies on the other; changes in tax laws and interpretations of tax laws; changes in consumer tastes and preferences and market demand for new and existing products and our ability to develop new products that appeal to changing consumer tastes; interruption in transportation systems, labor strikes, work stoppages and other interruptions or difficulties in the employment of labor or transportation in our markets; and changes in general economic and business conditions.

The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions.

CONTACTS:

Media Relations
Lucia Ross	Tel: (813) 313-1705
Website: www.cott.com

Investor Relations
Edmund O’Keeffe	Tel: (905) 672-1900 x 19216

COTT CORPORATION	EXHIBIT 1

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions of US dollars except per share amounts, US GAAP)

Unaudited

	For the three months ended
	March 29, 2008	March 31, 2007
Revenue	$389.7	$400.2
Cost of sales	348.6	346.7

Gross profit	41.1	53.5

Selling, general and administrative expenses	53.0	37.7
Loss on disposal of property, plant & equipment	0.2	—
Restructuring	—	0.3

Operating (loss) income	(12.1)	15.5

Other loss (income), net	(1.4)	0.2
Interest expense, net	7.7	7.8
Minority interest	0.2	0.7

(Loss) income before income taxes	(18.6)	6.8

Income tax expense	2.1	2.0

Net (loss) income	$(20.7)	$4.8

Net loss per common share
Basic	$(0.29)	$0.07
Diluted	$(0.29)	$0.07

Weighted average outstanding shares (thousands)
Basic	71,871	71,752
Diluted	71,871	71,795

COTT CORPORATION	EXHIBIT 2

CONSOLIDATED BALANCE SHEETS

(in millions of US dollars, US GAAP)

Unaudited

	March 29, 2008	December 29, 2007
ASSETS
Current assets
Cash	$21.4	$27.4
Accounts receivable	198.7	199.9
Income taxes recoverable	28.0	32.8
Inventories	135.5	130.1
Prepaid and other expenses	10.7	10.2
Deferred income taxes	0.1	2.5

	394.4	402.9

Property, plant and equipment	392.4	388.4
Goodwill	107.0	108.3
Intangibles and other assets	232.6	236.0
Deferred income taxes	13.6	13.3

	$1,140.0	$1,148.9

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities
Short-term borrowings	$144.8	$137.0
Current maturities of long-term debt	17.2	2.4
Accounts payable and accrued liabilities	194.2	199.9

	356.2	339.3

Long-term debt	268.3	269.0
Other long-term liabilities	18.0	18.1
Other tax liabilities	36.8	36.6
Deferred income taxes	30.3	34.1

	709.6	697.1
Minority interest	18.7	19.6

Shareowners’ equity
Capital stock	275.0	275.0
Restricted shares	—	(0.4)
Additional paid-in-capital	33.8	32.2
Retained earnings	72.4	93.1
Accumulated other comprehensive income	30.5	32.3

	411.7	432.2

	$1,140.0	$1,148.9

COTT CORPORATION	EXHIBIT 3

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of US dollars, US GAAP)

Unaudited

	For the three months ended
	March 29, 2008	March 31, 2007
Operating Activities
Net (loss) income	$(20.7)	$4.8
Depreciation and amortization	20.9	17.9
Amortization of financing fees	0.2	0.3
Share-based compensation expense	4.5	2.5
Deferred income taxes	(1.3)	0.2
Increase in other income tax liabilities	1.1	0.8
Minority interest	0.2	0.7
Loss on disposal of property, plant & equipment	0.2	—
Other non-cash items	(0.1)	0.3
Change in accounts receivable	0.1	(9.3)
Change in inventories	(5.1)	(16.2)
Change in prepaid expenses and other current assets	(0.5)	(1.6)
Change in accounts payable and accrued liabilities	(4.5)	13.4
Change in income taxes recoverable	3.9	1.6

Net cash (used in) provided by operating activities	(1.1)	15.4

Investing Activities

Additions to property, plant and equipment	(17.1)	(16.2)
Additions to intangibles	(2.0)	(0.4)
Proceeds from disposal of property, plant & equipment	—	0.2

Net cash used in investing activities	(19.1)	(16.4)

Financing Activities

Payments of long-term debt	(1.1)	(1.2)
Short-term borrowings (repayments)	8.8	(4.2)
Distributions to subsidiary minority shareowner	(1.1)	(0.6)
Issuance of short-term debt	8.5	—
Other financing activities	(0.4)	(0.1)

Net cash provided by (used in) financing activities	14.7	(6.1)

Effect of exchange rate changes on cash	(0.5)	(0.1)

Net decrease in cash	(6.0)	(7.2)

Cash, beginning of period	27.4	13.4

Cash, end of period	$21.4	$6.2

COTT CORPORATION	EXHIBIT 4

SEGMENT INFORMATION

(in millions, US GAAP)

Unaudited

	For the three months ended
	March 29, 2008	March 31, 2007
Revenue
North America	$274.6	$295.5
International	115.1	104.7

	$389.7	$400.2

Operating (loss) income
North America	$(13.8)	$10.5
International	1.7	5.0

	$(12.1)	$15.5

Volume—8 oz equivalent cases—Total Beverage (including concentrate)
North America	156.9	164.3
International	114.8	153.5

	271.7	317.8

Volume—8 oz equivalent cases—Filled Beverage
North America	135.6	147.1
International	47.4	45.8

	183.0	192.9